Exhibit 99.1
AMERICAN APPAREL, INC. REPORTS FOURTH QUARTER AND FULL YEAR
2012 FINANCIAL RESULTS AND PROVIDES INITIAL OUTLOOK FOR 2013. OPERATING INCOME IMPROVES BY $24.3 MILLION.

LOS ANGELES, March 4, 2013 - American Apparel, Inc. (NYSE MKT: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion-basic apparel, announced financial results for its fourth quarter and year ended December 31, 2012. The Company also provided guidance with respect to expected 2013 performance.

Financial Performance Highlights for 2012 and the Fourth Quarter of 2012

Sales:

•	Net sales: Up 13% for year; 10% for the fourth quarter.

•	Comparable retail store sales: Up 13% for the year; 7% for the fourth quarter.

•	Online sales: Up 30% for the year; 42% for the fourth quarter.

•	Wholesale sales: Up 12% for the year; 19% for the fourth quarter.

Gross Profit:

•	For the year: Up 11% to $327.4 million in 2012 from $294.9 million in 2011.

•	For the fourth quarter: Up 11% to $93.1 million in 2012 from $83.8 million in 2011.

Operating Expenses as a Percentage of Sales:

•	For the year: Down 5.2 percentage points to 52.9% in 2012 from 58.1% in 2011.

•	For the fourth quarter: Down 4.9 percentage points to 49.8% in 2012 from 54.7% in 2011.

Cash Generated from Operating Activities:

•	For the year: Up $21.3 million to $23.6 million in 2012 from $2.3 million in 2011.

•	For the fourth quarter: Up $9.7 million to $22.0 million in 2012 from $12.3 million in 2011.

Operating Income:

•	For the year: Up $24.3 million to $1 million in 2012 from a loss of $23.3 million in 2011.

•	For the fourth quarter: Up $9.2 million to $6.8 million in 2012 from a loss of $2.4 million in 2011.

Adjusted EBITDA:

•	For the year: Up 150% to $36.6 million in 2012 from $14.5 million in 2011.

•	For the fourth quarter: Up 95% to $17.8 million in 2012 from $9.1 for in 2011.

Earnings (Loss) per Share, Diluted:

•	For the year: Up $0.07 per share to a loss of $0.35 in 2012 from a loss of $0.42 in 2011.

•	For the fourth quarter: Up $0.15 per share to $0.04 in 2012 from a loss of $0.11 in 2011.

Dov Charney, Chairman and CEO of American Apparel, Inc. stated, “We are pleased with our fourth quarter results that again show solid growth and continuing momentum in all business segments and almost all major geographies.  Significant sales growth, operating expense control and the acceleration of leverage of our fixed costs allowed us to increase EBITDA performance to $17.8 million for the fourth quarter of 2012 from $9.1 million for the fourth quarter of 2011. For the full year, EBITDA increased to $36.6 million from $14.5 million in the prior year. Although we are pleased with this growth, we are focused on continuing to improve our financial performance. During this past year, we have carefully invested in systems and infrastructure to facilitate future growth.

Our Three to Five Year Outlook

As we look towards the longer term, we have set a goal to achieve, over the next three to five years, an EBITDA margin of 15% or 200 basis points higher than our previous peak reached in 2008. Our plans to accomplish that goal include the following:

Bricks and Mortar Retail:

•
Opening 60 to 70 new stores in a disciplined fashion over the next three to five years. We believe our store base has the potential to exceed 500 locations. As demonstrated by our successful launch into accessories and the growth of denim in our women's collection, we believe we can accelerate customer visits and the velocity of sales at our stores. For example, our goal is to increase accessories as a percent of total sales from 2% to 15% during the next three to five years. Also, as a result of improvements made in inventory production planning and forecasting systems, we are in the process of substantially eliminating back stock and increasing selling square footage in our existing stores. This opportunity to increase sales without additional expense should have a meaningful impact on operating margins.

Online Retail to Consumer:

•
Our online sales of $55 million for 2012 represented 12.4% of total retail sales, an improvement of 300 basis points in the last two years (see Graph One). Our three to five year goal is to increase our online sales as a percentage of total retail sales to at least 17% by continuously improving the online experience, providing additional categories for sale, expanding our offering of third party non-apparel products, increasing our international reach by offering and shipping our products to more countries, offering a shopping experience in more languages and allowing checkouts in more currencies.

Wholesale to Screen Printers and Ad-Specialty Dealers:

•
We have set a three to five year goal to grow our business to business wholesale channel a minimum of 25% by improving the functionality and offering of our wholesale online store, expanding the assortment of product offered to our wholesale customers (such as baseball caps, just as one example) and increasing the reach of our sales force.

Operating Expenses:

•
We have implemented disciplined processes and controls to minimize overhead cost increases in the future. For example our new 225,000 square foot distribution center is now open and we started shipping out of this facility last month. We will continue to wisely invest in technology and processes in order to continue to improve efficiency. As of the end of February, we have implemented radio frequency identification (RFID) in a total of 213 stores, fully implemented a workforce and labor schedule optimization system in our retail and manufacturing locations, updated our production forecasting and allocation systems and enhanced our online web store capabilities with implementation of Oracle ATG web platform. We expect further benefits from these investments in the near term.

In addition, we are focused in the near-term on improving our capital structure. We believe we have demonstrated performance that supports refinancing our debt at a lower cost and we are actively involved in evaluating possible financing alternatives,” concluded Charney.

Operating Results - Fourth Quarter 2012

Comparing the fourth quarter 2012 to the corresponding period last year, net sales increased 10% to $173.0 million on an 11% increase in comparable store sales in the retail and online business and a 19% increase in net sales in the wholesale business.

Gross profit of $93.1 million for the fourth quarter of 2012 represented an increase of 11% from $83.8 million reported for the fourth quarter of 2011. Foreign currency effects were minimal for the quarter. Gross margin for the fourth quarter of 2012 was 53.8% as compared with 53.2% for the same quarter in 2011. The gross margin improvement was due to a shift in sales mix to higher margin online sales, reductions in manufacturing costs, and an improvement in retail gross margin.

As a percent of revenue, operating expenses for the quarter decreased 490 basis points to 49.8% from 54.7% in the fourth quarter 2011. The decrease was primarily due to control over and leverage of fixed overhead expenses.

Other expense for the fourth quarter of 2012 was $0 versus $8.1 million in the prior year quarter. In 2012, interest expense of $11.3 million was offset by an $11.2 million mark-to-market unrealized gain on our warrant liability. In 2011, interest expense was $9.5 million and was partially offset by a $2.3 million mark-to-market unrealized gain on our warrant liability. As our warrant liability is deemed to be a derivative financial instrument it is marked-to-market based primarily upon the change in our stock price between accounting periods. The warrant liability will not result in a future cash outflow and will be classified as equity when the warrants are exercised or if the related debt is paid off. We incurred higher interest expense in 2012 due to a higher average balance of debt outstanding and higher interest rates related to the Crystal Credit Agreement.

Income tax provision in the fourth quarter 2012 was $1.9 million versus $0.7 million in the 2011 fourth quarter. In accordance with U.S. GAAP, we have discontinued recognizing potential tax benefits associated with current operating losses. As of December 31, 2012, we had available federal net operating loss carry forwards of approximately $95.6 million and unused federal and state tax credits of $12.7 million.

Net income for the fourth quarter of 2012 was $4.9 million, or $0.05 per common share on a fully-diluted basis, compared to net loss for the fourth quarter of 2011 of $11.2 million or $0.11 per common share. The 2012 fourth quarter includes an income statement credit of $11.2 million ($0.11 per common share on a fully-diluted basis) associated with a non-cash reduction in the fair value of outstanding warrants. The 2011 fourth quarter includes a similar credit of $2.3 million ($0.02 per common share) for a non-cash reduction in the fair value of such warrants. Fully-diluted weighted average shares outstanding were 115.4 million in the fourth quarter of 2012 versus 104.3 million for the fourth quarter of 2011.

Operating Results - Full Year 2012

Net sales increased 13% to $617.3 million on a 15% increase in comparable retail store and online sales and a 12% increase in net sales in the wholesale business.

The quarter over quarter and full year changes in sales between 2012 and 2011 were as follows:

					Annual	Annual
	Q1	Q2	Q3	Q4	2012	2011
Comparable Store Sales	14%	14%	20%	7%	13%	—%
Comparable Online Sales	25%	28%	21%	42%	30%	17%
Comparable Retail & Online	16%	16%	20%	11%	15%	2%
Wholesale Net Sales	17%	10%	5%	19%	12%	2%
Total Net Sales	14%	13%	15%	10%	13%	3%

Gross profit of $327.4 million in 2012 represented an increase of11% from $294.9 million in 2011. Foreign currency effects were minimal for the year. Gross margin for 2012 was 53.0% as compared with 53.9% in 2011. The decrease in gross margin was due to the net sales impact of planned promotional activities and the effect of warehouse type clearance sales as part of our overall inventory reduction strategy, as well as moderated production in connection with our inventory turn improvement efforts.

Operating expenses of $326.4 million in 2012 represented a decrease of 520 basis points to 52.9% from 58.1% in 2011. Corporate overhead expenses decreased by $4.0 million from $45.8 million in 2011 to $41.7 million in 2012. The remainder of the decrease in operating expense is primarily due to fixed cost leverage as a result of increased sales.

Other expense in 2012 was $34.4 million versus $14.3 million in 2011. In 2012, interest expense of $41.6 million was offset by an $11.6 million gain on extinguishment of debt related to a first quarter 2012 amendment to the Lion Credit Agreement. Additionally in 2012, we recognized a $4.1 million mark-to-market loss on our warrant liability. In 2011, interest expense was $33.2 million and was partially offset by a $23.5 million mark-to-market unrealized gain on our warrant liability. Additionally, we recognized a $3.1 million loss on extinguishment of debt related to a first quarter 2011 amendment to the Lion Credit Agreement. We incurred higher interest expense in 2012 due to a higher average balance of debt outstanding and higher interest rates related to the Crystal Credit Agreement.

Income tax provision in 2012 was $3.8 million versus $1.7 million in 2011. In accordance with U.S. GAAP, we have discontinued recognizing potential tax benefits associated with current operating losses.

Net loss for 2012 was $37.3 million, or $0.35 per common share, compared to net loss for 2011 of $39.3 million or $0.42 per common share. The 2012 results includes $4.1 million of expense ($0.04 per common share) associated with a non-cash charge for an increase in the fair value of outstanding warrants. The 2011 results include an income statement credit of a $23.5 million ($0.25 per common share) for a non-cash reduction in the fair value of such warrants Weighted average shares outstanding were 106.2 million in 2012 versus 92.6 million in 2011.

As of February 28, 2013 there were approximately 107.6 million shares outstanding.

Cash flow from operating activities was $23.6 million in 2012 as compared with $2.3 million in 2011 primarily as a result of improvements in sales.

Capital expenditures in 2012 were $21.6 million as compared with $11.1 million in 2011. The increase in 2012 was primarily due to investments in our new distribution center in La Mirada, California, implementation of our new web platform - Oracle ATG, and continued implementation of RFID tracking systems at our stores. We have implemented RFID at 213 stores. We expect to substantially complete implementation of RFID at all our stores in early 2013. In addition, in 2012 we continued to invest in implementation of production forecasting and allocation systems, store remodels and factory equipment.

Adjusted EBITDA more than doubled from $14.5 million in 2011 to $36.6 million in 2012. For a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated net income or loss, as applicable, please refer to the Table A attached to this press release.

2013 EBITDA and Sales Guidance

For 2013, we are initially projecting adjusted EBITDA to be in the range of $47 million to $54 million. This outlook assumes net sales between $652 million and $660 million. Raw material costs are estimated at current prices and foreign currency exchange rates are estimated to remain at current levels. Capital expenditures are estimated at $18 million for the year with five new net store openings.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of March 1, 2013 American Apparel had approximately 10,000 employees and operated 251 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Israel, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.net. In addition, American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

Safe Harbor Statement

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, results of operations and plans and the Company's prospects, expectations, goals and strategies for future growth, operating improvements and cost savings, and the timing of any of the foregoing. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company's business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company's ability to identify and negotiate new store locations effectively and to open new stores and expand internationally; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company's wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's liquidity and losses from operations; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including increases in the price of yarn and the cost of certain related fabrics; the Company's ability to pass on the added cost of raw materials to its wholesale and retail customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the Company's ability to upgrade its information technology infrastructure and other risks associated with the systems that are used to operate the Company's online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to severe weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2012. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
John J. Luttrell
Chief Financial Officer
(213) 488-0226

John Rouleau
Managing Director,ICR, Inc.
John.Rouleau@icrinc.com
(203) 682-8342

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts and shares in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$173,028	$157,576	$617,310	$547,336

Cost of sales	79,937	73,731	289,927	252,436

Gross profit	93,091	83,845	327,383	294,900

Operating expenses	86,241	86,196	326,421	318,193

Income (loss) from operations	6,850	(2,351)	962	(23,293)

Interest expense	11,285	9,452	41,559	33,167
Foreign currency transaction (gain) loss	(21)	899	120	1,679
Unrealized (gain) loss on change in fair value
of warrants and purchase rights	(11,216)	(2,266)	4,126	(23,467)
(Gain) loss on extinguishment of debt	—	—	(11,588)	3,114
Other expense (income)	19	47	204	(193)

Income (loss) before income taxes	6,783	(10,483)	(33,459)	(37,593)
Income tax provision	1,880	679	3,813	1,721

Net income (loss)	$4,903	$(11,162)	$(37,272)	$(39,314)

Earnings (loss) per share, basic	$0.05	$(0.11)	$(0.35)	$(0.42)
Earnings (loss) per share, diluted	$0.04	(0.11)	(0.35)	(0.42)

Weighted average shares outstanding, basic	106,600	104,274	105,980	92,599
Weighted average shares outstanding, diluted	115,388	104,274	105,980	92,599

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash	$12,853	$10,293
Trade accounts receivable, net of allowances	22,962	20,939
Prepaid expenses and other current assets	9,589	7,631
Inventories, net	174,229	185,764
Restricted cash	3,733	—
Income taxes receivable and prepaid income taxes	530	5,955
Deferred income taxes, net of valuation allowance	494	148
Total current assets	224,390	230,730
PROPERTY AND EQUIPMENT, net	67,778	67,438
DEFERRED INCOME TAXES, net of valuation allowance	1,261	1,529
OTHER ASSETS, net	34,783	25,024
TOTAL ASSETS	$328,212	$324,721
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Cash overdraft	$—	$1,921
Revolving credit facilities and current portion of long-term debt	60,556	50,375
Accounts payable	38,160	33,920
Accrued expenses and other current liabilities	41,516	43,725
Fair value of warrant liability	17,241	9,633
Income taxes payable	2,137	2,445
Deferred income tax liability, current	296	150
Current portion of capital lease obligations	1,703	1,181
Total current liabilities	161,609	143,350
LONG-TERM DEBT, net of unamortized discount	110,012	97,142
CAPITAL LEASE OBLIGATIONS, net of current portion	2,844	1,726
DEFERRED TAX LIABILITY	262	96
DEFERRED RENT, net of current portion	20,706	22,231
OTHER LONG-TERM LIABILITIES	10,695	12,046
TOTAL LIABILITIES	306,128	276,591

STOCKHOLDERS' EQUITY
Common stock	11	11
Additional paid-in capital	177,081	166,486
Accumulated other comprehensive loss	(2,725)	(3,356)
Accumulated deficit	(150,126)	(112,854)
Less: Treasury stock	(2,157)	(2,157)
TOTAL STOCKHOLDERS' EQUITY	22,084	48,130
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$328,212	$324,721

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$615,342	$542,930
Cash paid to suppliers, employees and others	(580,685)	(534,497)
Income taxes refunded (paid)	(10)	(866)
Interest paid	(10,954)	(5,535)
Other	(104)	273
Net cash provided by operating activities	23,589	2,305

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(21,607)	(11,070)
Proceeds from sale of fixed assets	474	311
Restricted cash	(3,720)	—
Net cash used in investing activities	(24,853)	(10,759)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	(1,921)	(1,407)
Repayments of expired revolving credit facilities, net	(48,324)	(6,874)
Borrowings under current revolving credit facilities, net	28,451	—
Borrowings (repayments) of term loans and notes payable	29,987	(13)
Payment of debt issuance costs	(5,226)	(1,881)
Net proceeds from issuance of common stock and purchase rights	—	21,710
Payment of payroll statutory tax withholding on stock-based compensation associated with issuance of common stock	(393)	(759)
Proceeds from equipment lease financing	4,533	3,100
Repayment of capital lease obligations	(2,893)	(1,294)
Net cash provided by financing activities	4,214	12,582

EFFECT OF FOREIGN EXCHANGE RATE ON CASH	(390)	(1,491)

NET INCREASE IN CASH	2,560	2,637
CASH, beginning of period	10,293	7,656
CASH, end of period	$12,853	$10,293

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Amounts in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2012	2011
RECONCILIATION OF NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Net loss	$(37,272)	$(39,314)
Depreciation and amortization of property and equipment, and other assets	22,989	24,980
Retail store impairment	1,647	4,267
Loss on disposal of property and equipment	102	80
Share-based compensation expense	10,580	6,814
Unrealized loss (gain) on change in fair value of warrants and purchase rights	4,126	(23,467)
Amortization of debt discount and deferred financing costs	10,261	9,024
(Gain) loss on extinguishment of debt	(11,588)	3,114
Accrued interest paid-in-kind	20,344	18,711
Foreign currency transaction loss	120	1,679
Allowance for inventory shrinkage and obsolescence	(1,331)	(1,652)
Bad debt expense	99	996
Deferred income taxes	154	701
Deferred rent	(895)	(1,969)
Changes in cash due to changes in operating assets and liabilities:
Trade accounts receivables	(2,067)	(5,402)
Inventories	13,949	(6,771)
Prepaid expenses and other current assets	(1,829)	1,770
Other assets	(8,455)	(5,075)
Accounts payable	1,779	3,944
Accrued expenses and other liabilities	(4,223)	9,701
Income taxes receivable/payable	5,099	174
Net cash provided by operating activities	$23,589	$2,305

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired and included in accounts payable	$3,778	$1,323
Reclassification of Lion warrants from equity to debt	—	11,339
Conversion of debt to equity	—	4,688
Issuance of warrants and purchase rights at fair value	—	6,387
Exercise of purchase rights	—	2,857

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)
(unaudited)
The following table presents key financial information for American Apparel's business segments before unallocated corporate expenses:

	Three Months Ended December 31, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$51,167	$55,441	$18,573	$47,847	$173,028
Gross profit	15,142	36,521	10,872	30,556	93,091
Income from segment operations	8,310	3,748	1,831	3,590	17,479
Depreciation and amortization	1,526	2,836	436	1,151	5,949
Capital expenditures	3,291	2,636	461	962	7,350
Deferred rent expense (benefit)	130	(197)	(41)	(138)	(246)

	Three Months Ended December 31, 2011
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$41,261	$54,354	$19,609	$42,352	$157,576
Gross profit	12,082	35,197	10,336	26,230	83,845
Income (loss) from segment operations	6,403	2,468	(1,741)	816	7,946
Depreciation and amortization	1,742	2,605	321	1,203	5,871
Capital expenditures	1,459	1,041	198	1,088	3,786
Retail store impairment	—	262	166	1,403	1,831
Deferred rent expense (benefit)	46	(321)	(44)	212	(107)

	Twelve Months Ended December 31, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$182,778	$198,886	$63,669	$171,977	$617,310
Gross profit	51,723	130,498	37,500	107,662	327,383
Income (loss) from segment operations	26,634	4,197	(57)	11,929	42,703
Depreciation and amortization	6,322	10,909	1,543	4,215	22,989
Capital expenditures	9,791	6,626	1,607	3,583	21,607
Retail store impairment	—	243	130	1,274	1,647
Deferred rent expense (benefit)	523	(706)	(197)	(515)	(895)

	Twelve Months Ended December 31, 2011
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$156,454	$174,837	$61,865	$154,180	$547,336
Gross profit	42,599	117,228	35,799	99,274	294,900
Income (loss) from segment operations	22,406	(4,659)	(3,695)	8,434	22,486
Depreciation and amortization	7,757	10,492	1,567	5,164	24,980
Capital expenditures	3,638	4,889	407	2,136	11,070
Retail store impairment	—	558	808	2,901	4,267
Deferred rent expense (benefit)	257	(1,662)	(121)	(443)	(1,969)

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (continued)
(Amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation to Income (Loss) before Income Taxes	2012	2011	2012	2011
Income from segment operations	$17,479	$7,946	$42,703	$22,486
Unallocated corporate expenses	(10,629)	(10,297)	(41,741)	(45,779)
Interest expense	(11,285)	(9,452)	(41,559)	(33,167)
Foreign currency transaction gain (loss)	21	(899)	(120)	(1,679)
Unrealized (loss) gain on warrants and purchase rights	11,216	2,266	(4,126)	23,467
Gain (loss) on extinguishment of debt	—	—	11,588	(3,114)
Other (expense) income	(19)	(47)	(204)	193
Consolidated (income) loss before income taxes	$6,783	$(10,483)	$(33,459)	$(37,593)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net sales to external customers	2012	2011	2012	2011

U.S. Wholesale
Wholesale	$39,233	$33,296	$149,611	$132,135
Online consumer	11,934	7,965	33,167	24,319
Total	$51,167	$41,261	$182,778	$156,454

U.S. Retail	$55,441	$54,354	$198,886	$174,837

Canada
Wholesale	$3,558	$2,222	$13,006	$11,492
Retail	14,317	16,840	48,499	48,527
Online consumer	698	549	2,164	1,846
Total	$18,573	$19,611	$63,669	$61,865

International
Wholesale	$3,095	$2,927	$10,278	$10,406
Retail	38,879	34,810	141,738	126,868
Online consumer	5,873	4,615	19,961	16,906
Total	$47,847	$42,352	$171,977	$154,180

Consolidated
Wholesale	$45,886	$38,445	$172,895	$154,033
Retail	108,637	106,004	389,123	350,232
Online consumer	18,505	13,129	55,292	43,071
Total	$173,028	$157,578	$617,310	$547,336

Table A
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)
In addition to its GAAP results, American Apparel considers non-GAAP measures of its performance. Adjusted EBITDA, as defined below, is an important supplemental financial measure of American Apparel's performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Consolidated Adjusted EBITDA represents EBITDA further adjusted for other expense (income), foreign currency loss (gain), retail store impairment, and share based compensation expense. American Apparel's management uses Adjusted EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, pay taxes, and otherwise meet its obligations as they become due. American Apparel's management believes that the presentation of Adjusted EBITDA provides useful information regarding American Apparel's results of operations because they assist in analyzing and benchmarking the performance and value of American Apparel's business. American Apparel believes that Adjusted EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

Adjusted EBITDA also is used by American Apparel's management for multiple purposes, including:

•	to calculate and support various coverage ratios with American Apparel's lenders

•	to allow lenders to calculate total proceeds they are willing to loan to American Apparel based on its relative strength compared to its competitors

•
to more accurately compare American Apparel's operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, Adjusted EBITDA is an important valuation tool used by potential investors when assessing the relative performance of American Apparel in comparison to other companies in the same industry. Although American Apparel uses Adjusted EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company's net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, American Apparel's calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. American Apparel's management compensates for these limitations in considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

Table A (continued)
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$4,903	$(11,162)	$(37,272)	$(39,314)
Income tax provision	1,880	679	3,813	1,721
Interest and other expense, net	88	7,233	34,301	12,621
Depreciation and amortization	5,949	5,871	22,989	24,980
Foreign currency (gain) loss	(21)	899	120	1,679
Retail store impairment	1,518	1,831	1,647	4,267
Share-based compensation expense	3,247	2,276	10,580	6,814
Other	216	1,477	422	1,696
Consolidated Adjusted EBITDA	$17,780	$9,104	$36,600	$14,464

	Year Ended December 31,
	2008	2009	2010	2011	2012
Net income (loss)	$14,112	$1,112	$(86,315)	$(39,314)	$(37,272)
Income tax provision	7,255	3,816	12,164	1,721	3,813
Interest and other expense, net	14,076	22,407	24,784	12,621	34,301
Depreciation and amortization	20,844	28,151	28,130	24,980	22,989
Foreign currency loss (gain)	621	(2,920)	(686)	1,679	120
Retail store impairment	644	3,343	8,597	4,267	1,647
Share-based compensation expense	12,625	525	3,719	6,814	10,580
Other	—	—	—	1,696	422
Consolidated Adjusted EBITDA	$70,177	$56,434	$(9,607)	$14,464	$36,600

The following table reflects the forecasted guidance range for 2013 for Adjusted EBITDA and reconciles such Adjusted EBITDA guidance to net loss (in millions):

	Twelve Months Ended December 31, 2013
	Low End Range	High End Range
Net income (loss)	$(32)	$(26)
Income tax provision	1	3
Interest and other expense, net	43	42
Depreciation and amortization	24	24
Share-based compensation expense	11	11
Consolidated Adjusted EBITDA	$47	$54